Amy Parison Dear Amy, Congratulations on your appointment to SVP, Chief Financial Officer. I am confident in this appointment and your ability to rise to the needs of the role. Your track record of financial decision-making, accounting acumen, and team leadership abilities make you the natural choice to succeed Erick Lucera. In addition, your intelligence and robust enterprise view position you for success. I look forward to seeing your continued growth and impact on Editas! Below are details of your promotion and new 2025 compensation. Base Salary Information Current Base Salary($) $340,000 Increase(%) 22.1% Proposed New Salary($) $415,000 2025 Target Bonus(%) 40% 2025 Total Target cash ($) $581,000 Salary Effective Date March 28th , 2025 Equity Grant Information Annual Grant Stock Options* 34,672 Grant Date April 8th , 2025 * The strike price will be equal to the closing price of the Company's common stock on the Nasdaq Global Select Market on the grant date. Your annual grant stock options will vest over 4 years at a rate of 2.0833% of the original number of shares per month, commencing one month after the Grant Date of April 8th , 2025 until fully vested on the fourth anniversary of the Grant Date. Please indicate your acceptance of this offer by signing the enclosed copy of this Offer Letter and the Agreement via the electronic signature tool, no later than Monday, March 24, 2025. Gilmore O'Neill President and Chief Executive Officer The foregoing correctly sets forth the terms of my employment by the Company. I am not relying on any other representation, except as set forth in this Offer Letter. Sincerely, /s/ Gilmore ONeill_______ /s/ Amy Parison__________ Signature 3/29/2025 Date